CERTIFICATE OF AMENDMENT
                                OF
                              BY-LAWS
                                OF
                     FRANKLIN CUSTODIAN TRUST

                        (changing name from
                    "FRANKLIN CUSTODIAN TRUST"
                                to
                    "FRANKLIN CUSTODIAN FUNDS")


       The undersigned Secretary of Franklin Custodian Trust, a
Delaware statutory trust (the "Trust"), does hereby certify:

       1.  That a majority of the Board of Trustees of the Trust
(the "Board") approved the By-Law amendment set forth in the following resolution at a meeting of the Board duly held on December 4 , 2006:

        RESOLVED, that pursuant to the authority granted to the Board under Article VIII, Section 2 of the By-Laws of the Trust and Article IV, Section
        3(a)(2) of the Agreement and Declaration of Trust of the Trust, the By-Laws of the Trust are hereby amended by deleting the name FRANKLIN CUSTODIAN
        TRUST from the heading of such By-Laws, and every other place where such name appears, and replacing such name with FRANKLIN CUSTODIAN FUNDS, effective as of the time the Certificate of Amendment of Certificate of Trust establishing such name change is filed with the Delaware Secretary of State.

       2. That pursuant to Article VIII, Section 2 of the By-Laws, which governs amendments of the By-Laws, the above By-Laws amendment is effective as of the time the Certificate of Amendment of Certificate of Trust establishing such name change is filed with the Delaware Secretary of State.


       IN WITNESS WHEREOF, the undersigned Secretary of the Trust certifies as to the above as of the 4TH day of December, 2006.


                                    /s/ KAREN L. SKIDMORE
                                    Karen L. Skidmore
                                    Secretary